UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

PACIFIC FINANCIAL CORPORATION
(Exact Name of Registrant as specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒  No fee required
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐  Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

March 27, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company"), to be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 22, 2009, at 7:00 p.m.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting.  Directors and officers of the Company, as well as a representative of Deloitte & Touche, LLP, the Company's independent auditors, will be present to respond to any questions our shareholders may have.

Please vote by signing, dating, and returning the enclosed proxy card by mail, or by voting via the Internet or by telephone.  The enclosed proxy statement includes instructions for voting via the Internet at www.proxyvoting.com/PFLC or by telephone by calling 1-866-540-5760.  If you vote on line or by phone, you do NOT need to complete and mail your proxy card.  If you plan to attend the meeting, we still encourage you to vote in advance by mail, through the Internet or by phone.  In the event you desire to change your vote you may do so by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Gary C. Forcum	Dennis A. Long
Chairman of the Board	President & Chief Executive Officer

1101 S. Boone Street • Aberdeen, WA  98520 • (360) 537-4061

PACIFIC FINANCIAL CORPORATION
1101 S. Boone Street
Aberdeen, Washington 98520
(360) 537-4061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 22, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company") will be held at the Company's Administrative Headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 22, 2009, at 7:00 p.m., local time, for the following purposes:

1.	ELECTION OF DIRECTORS. To elect three directors to three-year terms.

2.	SHAREHOLDER PROPOSAL. To act on a shareholder proposal to declassify the Board of Directors and require that each director stand for election annually.

3.	OTHER BUSINESS. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments.  Shareholders of record at the close of business on March 18, 2009, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

Please vote via the Internet or by telephone in accordance with instructions provided under the heading "Voting by Internet or Telephone" on page 1 of this proxy statement, or by promptly completing, signing, and mailing the enclosed form of proxy in the envelope provided.  If you vote by any of these methods and you also attend the meeting, you do not need to vote in person at the meeting, unless you want to change your earlier vote.

By Order of the Board of Directors John Van Dijk Corporate Secretary

Aberdeen, Washington
March 27, 2009

IMPORTANT:  PROMPT VOTING VIA THE INTERNET, TELEPHONE, OR RETURNING THE ENCLOSED PROXY BY MAIL WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2009:

Copies of the 2008 annual report to shareholders and the proxy statement for the 2009 annual meeting of shareholders are available at http:bnymellon.mobular.net/bnymellon/pflc.

PROXY STATEMENT OF
PACIFIC FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
April 22, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the "Company"), the holding company for Bank of the Pacific (the "Bank"), to be used at the 2009 Annual Meeting of Shareholders of the Company.  The Annual Meeting will be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 22, 2009, at 7:00 p.m., local time.  This Proxy Statement and the enclosed proxy card and 2008 Annual Report to Shareholders are being mailed to shareholders on or about March 27, 2009.

VOTING AND PROXY PROCEDURE

Record Ownership; Quorum.  Shareholders of record as of the close of business on March 18, 2009, are entitled to one vote for each share of Common Stock of the Company then held.  As of March 18, 2009, the Company had 7,323,271 shares of Common Stock issued and outstanding and eligible to be voted at the Annual Meeting.  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company.  Solicitation may also be made by directors and officers of the Company and the Bank.  In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.  The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.  When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card.  Where no instructions are indicated, proxies will be voted in accordance with the Board of Directors' recommended vote with respect to each proposal set forth below.  If a shareholder attends the Annual Meeting, he or she may vote in person.  If you hold shares through a broker or nominee (that is, in "street name"), please follow their directions on how to vote your shares.

Voting by Internet or Telephone.  You may vote by Internet, telephone, or mail.  Voting by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy by mail.  To vote via the Internet, access the following Web site:  www.proxyvoting.com/PFLC.  To vote by telephone, call 1-866-540-5760 and follow the instructions.  You should have your proxy card with you when voting via the Internet or telephone to facilitate voting.  If you vote via the Internet or by telephone, you do not need to mail your proxy card.

Revocation of Proxies.  Shareholders who execute proxies retain the right to revoke them at any time.  Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later proxy prior to a vote being taken on the election of directors at the Annual Meeting.  Attendance at the Annual Meeting will not automatically revoke a proxy.

Voting for Directors.  The three nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.  Shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from the directors as a group, or from each individual nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.  A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act").  Based on such reports, the Company knows of no person who owned more than 5% of the outstanding shares of Common Stock as of the record date for the Annual Meeting.

Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the "SEC") to mean more than ownership in the economic sense.  In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days.  Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

The following table sets forth, as of March 18, 2009, information as to the shares of the Common Stock beneficially owned by each director, by each executive officer named in the Summary Compensation Table on page 15, and by all executive officers and directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Directors:
G. Dennis Archer	58,146	(3)	*
John R. Ferlin	59,279	(4)	*
Gary C. Forcum	90,637		1.2%
Susan C. Freese	22,103		*
Edwin Ketel	21,361		*
Joseph A. Malik	67,859		*
Randy W. Rognlin	128,642		1.8%
Randy Rust	57,543		*
Douglas M. Schermer	54,931		*
Robert J. Worrell	111,009		1.5%

Executive Officers:
Dennis A. Long (2)	245,421	(5)	3.3%
Bruce D. MacNaughton	69,300		*
Denise Portmann	27,500		*
John Van Dijk	78,100		1.0%
All Executive Officers and Directors as a Group (14 persons)	1,091,831		14.3%
_______________

*		Less than 1% of shares outstanding.

(1)
The amounts shown include the following amounts of Common Stock each individual has the right to acquire within 60 days of March 18, 2009, through the exercise of stock options granted pursuant to the Company's stock option plans as follows: Mr. Long, 130,350 shares; Mr. MacNaughton, 69,300 shares; Ms. Portmann, 24,750 shares;  Mr. Van Dijk, 34,100 shares; each of Messrs. Archer, Ferlin, Rust, and Worrell, 5,500 shares; Ms. Freese, 3,300 shares; Mr. Malik, 2,200 shares; and each of Messrs. Forcum, Ketel, Rognlin, and Schermer, 1,100 shares; and all executive officers and directors as a group, 290,400 shares.

(2)	Mr. Long is also a director of the Company.

(3)	Includes 972 shares owned in a profit sharing trust.

(4)	Includes 2,835 shares held by Mr. Ferlin's spouse as trustee for family trusts.

(5)	Includes 60,000 shares pledged as security in connection with a margin account with a securities broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.  To the Company's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's executive officers and directors complied with all applicable Section 16(a) filing requirements during 2008.

CURRENT EXECUTIVE OFFICERS

The following summary sets forth the age, position, and business experience during the past five years of the Company's executive officers who are not also directors of the Company.

Bruce D. MacNaughton (55) is the Vice President of the Company.  He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002.  Mr. MacNaughton has been employed in the commercial banking industry for over 35 years in various capacities.  He was employed by U.S. Bank from 1983 to 2001.  From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon.  In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

Denise Portmann (35) is the Chief Financial Officer of the Company and of the Bank.  Ms. Portmann was also named Executive Vice President of the Bank in January 2006.  She has served as Chief Financial Officer of the Company since January 2005.  Ms. Portmann joined the Bank in 2001, serving as Treasurer of the Company and Senior Vice President and Cashier of the Bank.  From 1995 to 1999, she was employed in the public accounting and auditing sector, specializing in the financial institutions industry.  Ms. Portmann is a CPA and holds a B.S. degree in accounting from Central Washington University.

John Van Dijk (61) is the Corporate Secretary of the Company.  Mr. Van Dijk has also served as President and Chief Operating Officer of the Bank since November 2004.  He has served as Corporate Secretary of the Company since 1997 and previously served as Executive Vice President, Chief Financial Officer of the Bank since May 1996.  Previously, Mr. Van Dijk was employed in the thrift industry for 18 years.  He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA, from May 1991 to May 1996.  From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA.  Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA, from March 1978 to November 1988.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Company's Board of Directors (the "Board") is presently composed of eleven members.  Each also serves as a director of the Bank.  The Company's articles and bylaws provide that directors are elected for three-year staggered terms, with approximately one-third of the directors elected each year.  Messrs. Ketel, Long, and Rust, each of whom presently serves as a director of the Company, have been nominated for election for a three-year term ending in 2012.  Joseph Malik and Robert Worrell will be retiring from the Board as of the Annual Meeting.  The Board has reduced the number of positions on the Board to nine effective as of the Annual Meeting.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of Messrs. Ketel, Long, and Rust.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time the Board of Directors knows of no reason why the nominees might be unavailable to serve.

The Board of Directors recommends a vote "FOR" the election of Messrs. Ketel, Long, and Rust.

The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting.  The Board of Directors has determined that each director listed below, other than Mr. Long, is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market.  Messrs. Malik and Worrell have also been determined to be independent as defined in Rule 4200(a)(15).  There are no family relationships among the directors and executive officers of the Company.

Name	Age	Year First Elected/Appointed Director	Term to Expire

Board Nominees

Class A
Edwin Ketel	57	2002	2012
Dennis A. Long	60	1997	2012
Randy Rust	61	2003	2012

Directors Continuing in Office

Class B
G. Dennis Archer	66	2004	2010
Gary C. Forcum	63	1997	2010
Susan C. Freese	54	2001	2010
Douglas M. Schermer	47	2002	2010

Class C
John R. Ferlin	61	2004	2011
Randy W. Rognlin	52	2001	2011

The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

G. Dennis Archer is the founder of Archer Group, PS, and has been its director of tax services for more than the past five years.  Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from Seattle University.  Mr. Archer is a CPA, Personal Financial Specialist and Certified Financial Planner.  Mr. Archer has practiced public accounting and served in the tax management field since 1976.

John R. Ferlin has been President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry, for more than the past five years.  Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products.  Mr. Ferlin received a B.A. degree from the University of California at Berkeley and a law degree from Hastings College of Law.

Gary C. Forcum was appointed Chairman of the Board of the Company in October 2006.  He was the President of Pettit Oil Company, a fuel service company, until he retired in January 1999.  Mr. Forcum is a private investor.

Susan C. Freese is a pharmacist and was the co-owner of Peninsula Pharmacies, Inc., located in Long Beach, Ocean Park, and Ilwaco, Washington, for more than five years until 2006.

Edwin Ketel is a veterinarian and has owned the Oceanside Animal Clinic in Seaview, Washington, for more than the past five years.

Dennis A. Long currently serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.  Mr. Long previously served as President and Chief Executive Officer of the Bank from July 1997 until December 1999.  In December 1999, he was appointed President of the Company and became President and Chief Executive Officer in May 2001.  Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington, from July 1996 to April 1997.  From April 1995 to July 1996, Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.

Randy Rognlin is a local construction contractor and has been the President and co-owner of Rognlin, Inc., located in Aberdeen, Washington, for more than the past five years.

Randy Rust was owner of Westport Shipyards, which builds ocean-going luxury yachts, until 2002 when he sold the company.  Mr. Rust is currently a private investor.

Douglas M. Schermer is a local construction contractor and has been the President and owner of Schermer Construction located in Hoquiam, Washington, for more than the past five years.

PROPOSAL NO. 2 – SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal from Gerald R. Armstrong.  Mr. Armstrong's address is 910 Sixteenth Street, No. 412, Denver, Colorado, 80202-2917, and his telephone number is 303-355-1199.  On the date on which Mr. Armstrong submitted his proposal to the Company, he owned 6,144.6277 shares of the Company's common stock.  At his request, the Company has included Mr. Armstrong's proposal and supporting statement in its proxy statement for the annual meeting.  If properly presented, the proposal will be voted on at the annual meeting.  The Board of Directors and the Company are not responsible for the contents of the proposal or supporting statement.

SHAREHOLDER PROPOSED RESOLUTION

That the shareholders of PACIFIC FINANCIAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT OF SHAREHOLDER

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation.  Currently, our board of directors is divided into three classes with each class serving three-year terms.  Because of this structure, shareholders may only vote for one-third of the directors each year.  This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008.  The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania's Wharton School titled "Corporate Governance and Equity Prices" (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance.  The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.  In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

STATEMENT OF BOARD OF DIRECTORS

The Board of Directors recommends a vote "AGAINST" the shareholder proposal.

The Board of Directors has considered Mr. Armstrong's proposal and his arguments in favor of adoption and continues to believe that a classified board is in the best interests of the Company and our shareholders.  We agree with proponents of staggered terms that this system promotes stability and continuity of governance and leadership.  Staggered elections prevent sudden changes of control, which can protect the stability of shareholders' investments.  Three-year terms also encourage development of long-term strategies and policies, because directors are able to make decisions without the pressure and uncertainty of annual elections and their focus on short-term results.  Longer terms may also attract more committed candidates to the Board of Directors.  Finally, longer terms promote continuity by ensuring that at least two-thirds of the directors will have one year of experience or more with the Company's operations.

Classified boards may also protect shareholder value in the face of a hostile takeover attempt.  By preventing a potential acquirer from gaining control of the Company in a single election, staggered elections encourage the potential acquirer to negotiate with the Board of Directors, giving the Board greater leverage and time to develop an appropriate response.

While a declassified board structure may serve to increase directors' accountability, there are currently other tools available to shareholders for this purpose.  Shareholders may withhold votes from directors standing for election in order to register their concerns.  They may also communicate directly with the Board of Directors regarding issues of importance to them.

Vote required

This shareholder proposal, which is advisory in nature, will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition, assuming a quorum is present.  Abstentions and broker non-votes will have no effect on the outcome of the vote.  The shares represented by a validly executed proxy will be voted in accordance with the directions specified by the shareholder or, if no directions are specified, the proxy will be voted AGAINST this proposal.

Approval of this shareholder proposal will not result in the elimination of our classified board.  An affirmative vote will serve as a recommendation by the Company's shareholders to the Board of Directors to take the necessary steps to implement this change.  If the proposal is approved by the shareholders at the Annual Meeting, the Board of Directors will consider whether or not to submit an amendment to the Company's Articles of Incorporation providing for annual elections of all directors to a shareholder vote at the annual shareholders meeting in 2010.  Such an amendment, to be approved, must receive the affirmative votes of a majority of the total number of votes entitled to be cast at the shareholders meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company conducts its business through meetings of the Board and through Board committees.  During 2008, the Board of Directors held ten meetings.  Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which that director served.

The Company does not have a policy regarding attendance at annual shareholder meetings by directors.  All of the 13 individuals who were then directors attended the 2008 annual meeting of shareholders.

Committees

The Board of Directors has established, among others, an Audit Committee, a Governance and Nominating Committee, and a Compensation and Management Development Committee.

Audit Committee.  The principal functions of the Audit Committee are to be directly responsible for the appointment, compensation, and oversight of the independent auditors and the internal audit department; review and approve any major accounting policy changes affecting operating results; review the arrangements for and scope of the independent audit and the results of the audit and internal audits; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are in fact independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters.  The Audit Committee also is responsible for reviewing the annual and other reports filed with the SEC and the annual report to shareholders. The Audit Committee met nine times during 2008.

Current members of the Audit Committee include Messrs. Archer (Chair), Ferlin, Forcum, and Malik.  Mr. Hagstrom also served on the Audit Committee in 2008.  The Board has determined that each member who served on the Audit Committee since January 1, 2008 is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market and in Rule 10A-3 adopted by the SEC under the Exchange Act.  The Board has also determined that each of Messrs. Archer, Ferlin, Forcum, and Malik is qualified to be an "audit committee financial expert" as defined in the SEC's rules.  A revised charter for the Audit Committee was adopted by the Board during 2007 and is available on our website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

Governance and Nominating Committee.  The primary responsibilities of the Governance and Nominating Committee (the "Nominating Committee") are to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the Board's policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Nominating Committee Chairman deems appropriate.  The Nominating Committee met three times during 2008.  The Board has determined that each current member of the Nominating Committee, Messrs. Forcum (Chair), Archer, Ferlin, Rognlin, Rust, and Schermer, is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market.  The Board has adopted a written charter for the Nominating Committee which is available on the Company's website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

The Nominating Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates.  The Nominating Committee looks for candidates who, as a group, meet the Company's strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company.  The Nominating Committee does not have any minimum requirements for director nominee qualifications.  When the Nominating Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates.  To date, the Company has not engaged third-party search firms to identify candidates.  Any candidates identified for further consideration are typically interviewed and the Nominating Committee conducts such investigation of the candidate's background as deemed appropriate.

The Nominating Committee will consider director candidates recommended by shareholders for nomination by the Board.  Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Nominating Committee and based on the needs of the Board at the time.  Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate's qualifications and evidence of share ownership, to Gary C. Forcum, Chair, Nominating Committee, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA  98520.

Under the Company's articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described in more detail under the heading "SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR" below.

Compensation and Management Development Committee.  The current members of the Compensation and Management Development Committee (the "Compensation Committee") are Messrs. Schermer (Chair), Archer, Ferlin, Forcum, and Rognlin.  The Board has determined that each member of the Compensation Committee is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market.  The Compensation Committee held three meetings during 2008.

The responsibilities of the Compensation Committee are set forth in a written charter which is available on the Company's website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.  Under its charter, the Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors.  Its specific duties include reviewing the Company's bonus and equity programs, the succession plan for key officers including the Chief Executive Officer (the "CEO"), and director compensation arrangements, and recommending changes to the Board as it deems appropriate, as well as recommending to the Board the annual compensation, including salary, bonus and equity awards, for the CEO.

The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments and annual awards of stock options and cash incentive bonuses for the executive officers.  The Compensation Committee is responsible for annually evaluating the CEO's performance and presenting its conclusions and recommendations regarding his compensation to the full Board for approval.  The CEO does not participate in deliberations by the Compensation Committee or the Board regarding his compensation.  The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers prior to consideration by the Board.

The Compensation Committee has authority under its charter to retain outside compensation consultants and other advisors, to approve the terms of their retention, including fees for their services, and to terminate any such engagement, subject to approval by the Board.  During 2007, the Compensation Committee retained Corrigan and Co., an outside benefits consulting firm, to provide advice to the Committee regarding executive compensation matters.  Corrigan was asked to provide its assessment of the Company's executive retirement benefits compared to peer groups of banks and to develop a Supplemental Executive Retirement Plan for the Company's executive officers as described in more detail below.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors encourages shareholders to send communications directly to the Board.  Should a shareholder wish to communicate with the Board of Directors, the communications should be mailed to Gary C. Forcum, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA  98520.  Communications may also be directed to individual directors at the same address.

Your communications should indicate that you are a shareholder.  We will forward the communication to whom it was addressed (if addressed to a certain director) or to the appropriate director or committee.  We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic.  Correspondence marked confidential and properly addressed will not be opened prior to forwarding to the Board or individual director.

DIRECTOR COMPENSATION FOR 2008

The following table summarizes compensation paid to each person, other than Mr. Long, who served as a director of the Company during 2008, including as directors of the Bank.  No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2008.

Name	Fees earned or paid in cash (1)	Option awards (2)	All other compensation (3)	Total
G. Dennis Archer	$32,300	$0	-0-	$32,300
John R. Ferlin	$26,200	$0	-0-	$26,200
Gary C. Forcum	$39,400	$0	-0-	$39,400
Susan C. Freese	$24,450	$0	-0-	$24,450
Duane E. Hagstrom (4)	$33,100	$0	$5,609	$38,709
Edwin Ketel	$25,800	$0	-0-	$25,800
Joseph A. Malik	$28,200	$0	-0-	$28,200
Randy W. Rognlin	$27,900	$0	-0-	$27,900
Randy Rust	$27,050	$0	-0-	$27,050
Douglas M. Schermer	$25,200	$0	-0-	$25,200
Stewart L. Thomas (4)	$28,100	$0	-0-	$28,100
Robert J. Worrell	$26,600	$0	-0-	$26,600

(1)
Directors of the Company currently receive a $19,200 annual retainer fee and fees of $450 per board meeting attended.  The Chairman of the Board currently receives a $24,000 annual retainer fee and fees of $800 per meeting attended.  Audit Committee members receive $450 and the Audit Committee Chair receives $550 per committee meeting attended.  All other committee members receive $300 per committee meeting attended.

(2)
No compensation expense was recognized for 2008 for financial statement reporting purposes with respect to nonqualified stock options granted to the named directors under the Company's 2000 Stock Incentive Compensation Plan.  At December 31, 2008, the Company's outside directors held stock options as follows:  Mr. Archer, 5,500 shares; Mr. Ferlin, 5,500 shares; Mr. Forcum, 1,100 shares; Ms. Freese, 3,300 shares; Mr. Ketel, 1,100 shares; Mr. Malik, 2,200 shares; Mr. Rognlin, 1,100 shares; Mr. Rust, 5,500 shares; Mr. Schermer, 1,100 shares; and Mr. Worrell, 5,500 shares.  The options have an exercise price equal to fair market value on the date of grant (as adjusted for a 10% stock dividend effective January 13, 2009) and become exercisable cumulatively in five equal annual installments beginning one year after the date of grant, which was January 23, 2003, in the case of all directors except Messrs. Archer, Ferlin, Rust and Thomas.  The vesting of options granted to these four directors was accelerated in 2005 in order to minimize compensation expense reported by the Company because the options were out of the money at that time.  All options have a ten-year term.

(3)	Directors may defer their directors' fees under the Company's deferred compensation plan. The amount shown represents interest accrued at the rate of 9.5% for the account of Mr. Hagstrom during 2008.

(4)	Messrs. Hagstrom and Thomas retired from the Board in April 2008.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers.  The Compensation Committee has reviewed the following section entitled "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management.  Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the following section be included in the proxy statement, as well as in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 20, 2009 (the “2008 Form 10-K”), through its incorporation by reference from the proxy statement.

Submitted by the Compensation and Management Development Committee of the Board of Directors:

G. Dennis Archer	John Ferlin	Gary Forcum
Randy W. Rognlin	Douglas Schermer (Chair)

Compensation Discussion and Analysis

Compensation Philosophy and Objectives.  The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy.  The goal of the Committee is to ensure that the total compensation paid to the Company's executive officers is fair, reasonable and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual or long-term strategic goals by the Company, and which aligns executives' interests with those of the shareholders by rewarding performance above established goals with the ultimate objective of improving shareholder value.  The principles underlying our compensation policies are:

•	to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company;

•	to provide competitive levels of compensation relative to compensation paid to similarly situated executives in our peer group;

•	to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and

•	to integrate the compensation program with the Company's long-term strategic planning and measurement processes.

Benchmarking.  During 2006, the Committee retained Milliman, Inc. ("Milliman"), as an outside compensation consulting firm, to perform a review of the Company's total compensation program for the CEO as well as for other key executives.  Milliman provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and, on the CEO's recommendations, for the rest of the executive management team.  In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded banks operating in the Northwest.  Because of the large variation in size among the companies comprising the Bank's peer group, the Committee made the following selection from the total peer group based upon comparable income, assets and employees, which the Committee approved as the Company's Compensation Peer Group:

•	Cashmere Valley Bank	•	Idaho Independent Bank
•	Kitsap Bank	•	Panhandle State Bank
•	Venture Bank

The Committee decided to use the same Compensation Peer Group in 2008.  The Committee also determined that the Bank 's salary structure continued to be competitive with the Comparison Peer Group when combined with annual cash incentive bonuses.  Salary levels for all executive positions in 2006 were at approximately the 50th percentile of the salary ranges for each position analyzed.  The fact that a significant portion of potential cash compensation is in the form of incentive bonuses facilitates the Committee's goal of providing executives with a significant incentive if the Company's performance goals are met.  Variations may occur as dictated by the experience level of the individual officer and market factors.

There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation.  Rather, the Committee reviews information provided by its own research or on advice and counsel of consultants such as Milliman to determine the appropriate level and mix of incentive compensation.

2008 Executive Compensation Components.  For the fiscal year ended December 31, 2008, the principal components of compensation for executive officers were:

•	base salary;
•	performance-based cash incentive compensation;
•	long-term equity incentive compensation; and
•	retirement and other benefits.

Base Salary

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by its own research and as provided by outside consultants, such as Milliman;
•	internal review of the executive's compensation, both individually and relative to other officers; and
•	individual performance of the executive.

Salary levels are typically reviewed annually as part of the Committee's performance review process, as well as upon a promotion or other change in job responsibility.  As of March 1, 2008, the Committee approved increases in executive officer salaries to keep salary levels in line with market data as follows:

Name	Position	Annual Base Salary	% Increase
Dennis Long	President and CEO	$221,450	3%
Denise Portmann	Chief Financial Officer	$128,750	3%
Bruce MacNaughton	Chief Credit Officer	$139,050	3%
John Van Dijk	Chief Operating Officer	$154,500	3%

Performance-Based Cash Incentive Compensation

The targets and parameters of the Company's Senior Officer Incentive Plan (the "Cash Incentive Plan") are approved by the Committee, following review of prior year results, in the early spring of each year.  The plan provides for annual cash bonuses under a formula based on the Company's equity as of the beginning of the year.  No bonuses are paid unless the Company's after-tax return on tangible equity for the year exceeds the 50th percentile of a peer group published by BancIntelligence of approximately 500 banks nationwide with an asset size ranging from $500 million to $1 billion.  The Bank's 2008 after-tax return on tangible equity was 4.04%, which was lower than the BancIntelligence 50th percentile for the Bank's peer group of 5.01%.  Consequently, under the provisions of the Cash Incentive Plan, no bonuses were paid for 2008.

Long-Term Equity Incentive Compensation

From time to time, the Committee has granted stock options to executive officers and other key employees under the 2000 Stock Incentive Compensation Plan.  No stock options were granted to executive officers during 2008.

Stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by:

•	Enhancing the link between the creation of stockholder value and an executive's personal stake in the Company's success;

•	Providing an opportunity for increased equity ownership by executives; and

•	Maintaining competitive levels of total compensation.

Options granted to employees have an exercise price equal to or greater than the market value of the Common Stock on the date of grant.  The amount of options, if any, granted to an executive officer is based on his or her performance and relative responsibilities within the Company, and may be modified based on market data or competitive pressures.  Awards of stock options to executive officers are made at the Committee's discretion.  Stock options may be granted to a newly-hired executive officer only after approval by the Committee at its next regularly scheduled meeting following the officer's hire date.

Retirement and Other Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives.  As discussed under "Meetings and Committees of the Board of Directors" above, during 2007 the Committee retained Corrigan and Co. ("Corrigan"), an outside benefits consulting firm, to provide advice to the Committee regarding executive compensation matters.  Corrigan was asked to provide its assessment of the Company's executive retirement benefits compared to peer groups of banks.

Based on its findings, in October 2007, the Committee recommended and the full Board of Directors approved a nonqualified supplemental executive retirement plan (the "SERP"), effective as of January 1, 2007, to provide retirement benefits to certain executive officers.  The SERP was terminated and replaced in March 2008 to address certain accounting issues.  The SERP is unsecured and unfunded and there are no plan assets.  The Company has purchased single premium Bank Owned Life Insurance ("BOLI policies") on the lives of the executives and other officers with a total cash surrender value of $5,229,000 at December 31, 2008, and intends to use income from the BOLI policies to offset SERP benefit expenses.  Further, the Company benefits from the future death benefits paid out under these BOLI policies.  A description of the SERP is included under the heading "2008 Pension Benefits" below.  Additional information is included in Note 10 to the Company's audited financial statements included in the 2008 Form 10-K.

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan.  The Company matches each employee's contribution at a rate of $.50 per dollar of salary deferred up to a maximum of 7.5% of the employee's salary.  Executive officers are also provided with the use of company automobiles and reimbursement of country club dues.

Each executive officer has an employment agreement with the Bank providing for severance benefits upon termination without cause or following a change in control as described under "Potential Payments upon Termination or Change in Control" below.

Deductibility of Executive Compensation.  The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation.  The Company believes that compensation paid to its executive officers is fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth the compensation received by the Chief Executive Officer, the Chief Financial Officer, and the Company's other executive officers during 2008 for services rendered in all capacities during the three years ended December 31, 2008.  The Bank pays all compensation of the executive officers, except for Mr. Long and Ms. Portmann, who receive a portion of their compensation from the Company.

Name and Principal Position	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings (4)	All Other Compensa-tion (5)	Total Compensation
Dennis A. Long Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank	2008 2007 2006	$ 244,975(1) $ 239,150(1) $ 213,150(1)	$ 0 $1,335 $1,335	$ 0 $122,634 $134,259	$201,420 $269,039 $ 0	$ 9,625 $15,375 $13,750	$456,020 $647,533 $362,494
Denise Portmann Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2008 2007 2006	$ 117,396 $ 125,000 $ 98,000	$7,315 $8,935 $2,743	$ 0 $ 35,512 $ 28,069	$ 59,779 $ 61,271 $ 0	$ 5,847 $ 8,123 $ 6,890	$190,337 $238,841 $135,702
Bruce MacNaughton Vice President of the Company and Executive Vice President and Chief Credit Officer of the Bank	2008 2007 2006	$117,396 $135,000 $125,000	$1,874 $4,797 $5,466	$ 0 $ 45,073 $ 49,346	$ 99,055 $108,076 $ 0	$ 7,029 $ 10,455 $ 9,836	$225,354 $303,401 $189,648
John Van Dijk Corporate Secretary of the Company and President and Chief Operating Officer of the Bank	2008 2007 2006	$153,750 $150,000 $130,000	$ 0 $ 0 $ 0	$ 0 $ 48,000 $ 52,550	$149,273 $195,022 $ 0	$ 6,208 $ 8,688 $ 6,600	$309,231 $401,710 $189,150

(1)	Includes director fees received in the amount of $24,600.

(2)
The amounts shown represent the compensation expense recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), with respect to grants of incentive stock options under the Company's 2000 Stock Incentive Compensation Plan.  Additional details regarding the terms of outstanding stock options held by the named executive officers are described under "Incentive Compensation" below.  Assumptions used in calculating expense as required by SFAS 123R are described in Note 14 to the Company's audited financial statements included in its 2008 Form 10-K.

(3)
Represents bonuses paid pursuant to the Company's Senior Officer Incentive Plan (the "Cash Incentive Plan").  Additional information regarding the Cash Incentive Plan appears under the heading "Compensation Discussion and Analysis" above and in the following table.

(4)	Amounts shown represent the aggregate increase in the actuarial present value of benefits under the Company's SERP, which is discussed under the heading "2008 Pension Benefits" below.

(5)
Amounts shown represent employer matching contributions to the Bank's 401(k) Profit Sharing Plan.  No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan to the named executive officers during the year ended December 31, 2008.  No stock-based awards were made to executive officers under the 2000 Stock Incentive Compensation Plan during 2008.

Grants of Plan-Based Awards During 2008

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Dennis Long	2-21-2008	$36,766
Denise Portmann	2-21-2008	$11,390
Bruce MacNaughton	2-21-2008	$13,587
John Van Dijk	2-21-2008	$14,387

(1)
Under the Company's Cash Incentive Plan, a potential bonus pool is established each year in a minimum amount equal to 5% of the year's annual pre-tax earnings.  The percentage participation of the Company's executive officers in the potential bonus pool is as follows:  Mr. Long, 18.4%; Ms. Portmann, 5.7%; Mr. MacNaughton, 6.8%; and Mr. Van Dijk, 7.2%.  The amounts shown represent the target bonuses payable based on the minimum potential bonus pool and the foregoing percentages.  The payment of annual cash bonuses is conditioned upon the Company's achieving after-tax return on tangible equity exceeding the 50th percentile of a peer group published by BancIntelligence of approximately 500 banks nationwide with an asset size ranging from $500 million to $1 billion.  The condition was not met, so no bonuses were paid under the Cash Incentive Plan for 2008.  Additional details of the Cash Incentive Plan are described above under the heading "Compensation Discussion and Analysis."

No stock options were exercised during the fiscal year ended December 31, 2008, by any of the Company's executive officers.

The table below provides information regarding outstanding stock options held by the named executive officers at the end of 2008.  All options have been adjusted for a 10% stock dividend effective January 13, 2009.

Outstanding Equity Awards at December 31, 2008

Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Grant Date	Option Expiration Date
	Exercisable	Unexercisable
Dennis Long	124,850 5,500	0 0	$10.10 $11.36	1-2-2001 (1) 1-23-2003 (2)	1-2-2011 1-23-2013
Denise Portmann	2,750 1,100 4,400 11,000 4,400 1,100	0 0 0 0 6,600 4,400	$10.10 $10.75 $14.59 $14.77 $13.77 $14.59	1-17-2001 (1) 1-1-2003 (2) 1-2-2004 (3) 3-10-2005 (3) 5-25-2006 (1) 6-20-2007 (1)	1-17-2011 1-1-2013 1-2-2014 3-10-2015 5-25-2016 6-20-2017
Bruce MacNaughton	47,291 7,709 5,500 6,600 2,200	0 0 0 0 3,300	$10.57 $10.75 $14.59 $14.77 $13.77	1-7-2002 (1) 1-1-2003 (2) 1-2-2004 (3) 3-10-2005 (3) 5-25-2006 (1)	1-7-2012 1-1-2013 1-2-2014 3-10-2015 5-25-2016
John Van Dijk	34,100	0	$10.10	1-2-2001 (1)	1-2-2011

(1) Options become exercisable cumulatively in five equal annual installments beginning one year after the grant date.

(2) Options become exercisable in full at the end of five years following the grant date.

(3) Vesting was accelerated in full in 2005 in order to minimize compensation expense reported by the Company because the options were out of the money at that time.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2008.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	682,657 (1)	$12.60	305,195
Equity compensation plans not approved by security holders:	-------	-------	-------
Total	682,657 (1)		305,195

 (1) Excludes 1,870 shares under outstanding options, with an aggregate exercise price of $5.62, granted by the Company pursuant to a merger agreement in substitution of BNW Bancorp, Inc. options.

2008 Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
Dennis Long	SERP	12	$470,459	$0
Denise Portmann	SERP	8	$121,050	$0
Bruce MacNaughton	SERP	7	$207,131	$0
John Van Dijk	SERP	13	$344,295	$0

(1)	The Supplemental Executive Retirement Plan (SERP) was adopted effective January 1, 2007.

(2)
Benefits under the SERP generally vest over a ten-year period (beginning on January 1, 2010, at a level of 30%).  The level of accumulated (accrued) benefits is based on years of credited service divided by years of service at normal retirement age.  The normal retirement age is:  Mr. Long; 68; Ms. Portmann, 55; Mr. MacNaughton, 65; and Mr. Van Dijk, 69.  Messrs. Long and Van Dijk may also qualify for reduced benefits in the event of early retirement after reaching age 65.

(3)
Annual retirement benefits under each agreement are equal to a fixed amount for each executive as follows:  Mr. Long, $133,590; Ms. Portmann, $139,409; Mr. MacNaughton, $92,432; and Mr. Van Dijk, $93,154.  Assumptions used in calculating the present value of accumulated SERP benefits are described in Note 10 to the Company's audited financial statements included in its 2008 Form 10-K.  Annual benefits are paid for a period of 15 years and generally begin on the first day of the first month following the executive's retirement.

Potential Payments upon Termination or Change in Control

Each current executive officer is a party to an employment agreement with the Bank, which were amended and restated effective December 29, 2008.  The agreements automatically renew for an additional year, such that the remaining term ranges from two to three years at all times, on each one-year anniversary unless the Bank provides notice of termination.  Notice of termination by the Bank results in severance obligations to the employee as described in more detail below.  The employment agreements also provide that any stock options held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause, including by reason of death or disability.

The employment agreements provide that, in the absence of a change in control, if the employee receives notice of termination by the Bank without cause, the employee will be entitled to receive salary from the date of termination through the end of the then-current term.  If the employee is terminated by the Bank within twenty-four months after a change in control, other than by reason of death or disability or for cause, the employee will be entitled to receive a payment as follows:

Dennis Long	36 times base compensation during most recent calendar month
Denise Portmann	18 times base compensation during most recent calendar month
Bruce MacNaughton	24 times base compensation during most recent calendar month
John Van Dijk	36 times base compensation during most recent calendar month

A change in the employee's position that results in a material diminution of his or her authority, duties, or responsibilities without his or her consent following a change in control will be deemed a termination by the Bank.  Payment will be made in equal monthly payments beginning on the 15th day of the calendar month immediately following the termination date and ending on the 15th day of the third calendar month of the calendar year immediately following the termination date.  Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").  To the extent required by Section 409A of the Code, severance benefits will not be paid or commenced until the expiration of six months following the date of the executive officer's termination under the employment agreement.

A "change in control" means a change in ownership (50% or more of fair market value or voting power) or effective control (20% or more of the total voting stock or replacement of a majority of the directors) of the Bank or a change in ownership of a substantial portion of its assets (one-third or more of total fair market value).  "Cause" includes dishonesty; fraud; commission of a felony or a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of property or assets of the Bank or its customers; and the employee's refusal to perform or gross negligence in the performance of his or her duties or misconduct materially injurious to the Bank.

The employment agreements include a prohibition on disclosure of confidential information concerning the Bank at any time as well as an agreement not to compete with the Bank for up to two years in the counties in which it is operating.  The Bank is entitled to receive payment for each breach of these provisions as follows:

Name	Breach of Confidentiality	Breach of Noncompete
Dennis Long	$100,000	$250,000
Denise Portmann	$ 50,000	$100,000
Bruce MacNaughton	$ 75,000	$150,000
John Van Dijk	$ 75,000	$150,000

The Bank may also seek injunctive relief from a court to enforce the provisions.

If an employee provides written notice of termination of employment less than 90 days prior to the termination date, the agreement requires the employee to pay liquidated damages to the Bank ranging from $15,000 to $25,000.

The following table shows estimated potential pay-outs to the Company's current executive officers, assuming that his or her employment was terminated by the Bank other than for cause, and that termination occurred on the last business day of 2008.  Change in control for the SERP benefits is defined in a manner similar to the employment agreements described above, except that the threshold for a change in effective control is 30% (rather than 20%) or more of the total voting stock or replacement of a majority of the directors and a substantial portion of assets is equal to 40% (rather than one-third) or more of total fair market value.

	Dennis Long	Denise Portmann	Bruce MacNaughton	John Van Dijk
No Change in Control:
Cash Severance	$ 246,050	$ 128,750	$ 139,050	$ 154,500
Unvested Stock Options (1)	$ 0	$ 0	$ 0	$ 0
SERP Benefit (2)	(3)	(3)	(3)	(3)
After Change in Control:
Cash Severance (3)	$ 664,350	$ 193,125	$ 278,100	$ 450,775
Unvested Stock Options (1)	$ 0	$ 0	$ 0	0
SERP Benefit (4)	$ 508,108	$ 328,458	$ 336,586	$ 370,077

(1) Represents the value of in-the-money stock options that had not vested as of December 31, 2008, based on the difference between the closing sale price of the Common Stock on the Over-the-Counter Bulletin Board on that date, $6.75 per share, and the per share exercise price.  See "Outstanding Equity Awards at December 31, 2008" above.

(2) If an executive is terminated without cause prior to qualifying for early or normal retirement, the vested percentage of his or her accrued benefit, if any, will be payable beginning with the month following the month in which he or she attains normal retirement age.  See "2008 Pension Benefits" above.  At December 31, 2008, none of the Company's executive officers were vested in their SERP benefits.  If an executive officer's employment is terminated by reason of disability or death, the executive or his or her beneficiary will be paid an annual benefit equal to the accrued benefit under the SERP for 15 years.  At December 31, 2008, these amounts were:  Mr. Long, $79,144; Ms. Portmann, $40,625; Mr. MacNaughton, $38,628; and Mr. Van Dijk, $57,326.  Additional information regarding the SERP appears under "2008 Pension Benefits" above.

(3) Reflects reduction to avoid characterization as excess parachute payments under Section 280G of the Code.

(4) If an executive officer's employment is terminated within 24 months following a change in control by the Company without cause or by the executive for good reason, he or she is entitled to receive annual SERP benefits in an amount equal to (a) the executive's vested percentage of the accrued SERP benefit as of the termination date or (b) 50% of the SERP benefit, whichever is greater.  If such termination had occurred on December 31, 2008, the following annual SERP benefits would have become payable:  Mr. Long, $66,795; Ms. Portmann, $69,705; Mr. MacNaughton, $46,216; and Mr. Van Dijk, $46,577.  The foregoing amounts are payable for a period of 15 years beginning when the executive attains normal retirement age, with certain exceptions.  The amounts shown in the table represent the present value of these SERP benefits.  Good reason as defined in the SERP includes a material decrease in base compensation, in the executive's authority, duties or responsibilities, or in the budget over which he or she has authority; a material change in the executive's office location; or any material breach by the Company of the executive's employment agreement.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company's independent auditors, Deloitte & Touche, LLP ("Deloitte"), to review the Company's accounting functions and the audit process and to review and discuss the audited financial statements for the year ended December 31, 2008.  The Audit Committee discussed and reviewed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees."  Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence.  The Audit Committee discussed with Deloitte the firm's independence and considered whether the provision of services to the Company by Deloitte is consistent with maintaining the firm's independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

G. Dennis Archer (Chair), John Ferlin, Gary C. Forcum, Joseph A. Malik

AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2009.

Deloitte served as the Company's independent auditors for 2008, and performed the audit of the Consolidated Financial Statements of the Company for the year ended December 31, 2008.  A representative of Deloitte is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees Paid to Auditors

Fees paid to Deloitte for the fiscal years ended December 31, 2008 and 2007, were as follows:

	2008	2007
Audit Fees	$339,000	$330,000
Audit Related Fees	0	0
Tax Fees	30,318	16,257
All Other Fees	46,750	0

Audit Fees.  Represents the aggregate fees, including out-of-pocket expenses, for professional services rendered for (i) the audit of the Company's annual financial statements, (ii) review of financial statements included in the Company's quarterly reports on Form 10-Q, and (iii) preparation for internal control reports and related attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees.  Represents fees, including out-of-pocket expenses, billed for services related to regulatory compliance reviews.

Tax Fees.  Represents fees related to tax compliance, tax advice, and tax planning.

All Other Fees.  Represents fees related to analyzing information technology controls and procedures.

The Audit Committee determined that the provision of these audit related and other services was compatible with maintaining the independence of the Company's independent auditors.

Pre-Approval of Fees

The Audit Committee pre-approved 100% of the fees described above.  All fees and services (including audit and permissible non-audit services) of the Company's independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement.  All fees incurred in 2008 were pre-approved by the Audit Committee.

CODE OF ETHICS

The Company adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and the President, Chief Financial Officer, and Chief Credit Officer of the Bank.  The Code of Ethics is available on our website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Archer, Ferlin, Forcum, Rognlin, and Schermer served on the Compensation Committee during 2008.  During 2008, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

RELATED PERSON TRANSACTIONS

Under applicable federal banking regulations, all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.  The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.  From time to time, the Bank has made loans to executive officers and directors that meet the requirements described above.

Each director and executive officer of the Company is required to notify the Audit Committee of any transaction that may present a conflict of interest with the Company or in which the insider may benefit directly or indirectly.  Under the Company's written conflict of interest and business ethics policies, the Board of Directors has final authority to approve any transaction between a director or officer (or a related party) and the Company.  The nature of the transaction must be fully disclosed to the Board.  The affected insider must abstain from the approval process and will not be counted in determining a quorum of directors.  The Board will approve only those transactions that are fair and reasonable to the Company and as to which a more advantageous arrangement was not reasonably available under the circumstances.  Transactions in which the total fees and payments do not exceed $10,000 and which are entered into in the ordinary course of business are excepted from the requirement of Board approval.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR

Shareholder Proposals.  In order to be eligible for inclusion in the proxy materials of the Company for the 2010 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's administrative headquarters at 1101 S. Boone Street, Aberdeen, Washington, no later than November 27, 2009.  Any such proposals shall be subject to the requirements of the SEC's proxy rules.  In addition, if the Company receives notice of a shareholder proposal after February 10, 2010, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Nomination of Candidate for Director.  Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company's articles.  These notice provisions, require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days' notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

MISCELLANEOUS

The Company's 2008 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 18, 2009.  Any shareholder that has not received a copy of such annual report may obtain a copy by writing to the Company.

A copy of the Company's Form 10-K as filed with the SEC will be furnished without charge to shareholders, including beneficial owners, of the common stock as of March 18, 2009, upon written request to Sandra Clark, Executive Secretary, Pacific Financial Corporation, 1101 S. Boone Street, P.O. Box 1826, Aberdeen, Washington 98520.

By order of the Board of Directors

Aberdeen, Washington	John Van Dijk
March 27, 2009	Corporate Secretary

PROXY

PACIFIC FINANCIAL CORPORATION

Annual Meeting of Stockholders – April 22, 2009

The undersigned hereby appoints Dennis Long and John Van Dijk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 22, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲ **FOLD AND DETACH HERE** ▲

You can now access your Pacific Financial Corporation account online.

Access your Pacific Financial Corporation shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Pacific Financial Corporation makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9 am-7 pm
Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

42939

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted for proposal 1 and against proposal 2.

Please mark your votes as indicated in this example **X**

The Board of Directors recommends a vote FOR the nominees listed below.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. To elect THREE directors to three-year terms:	☐	☐	☐

Nominees:

01 EDWIN KETEL
02 DENNIS A. LONG
03 RANDY RUST

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

The Board of Directors recommends a vote AGAINST Proposal 2.

	FOR	AGAINST	ABSTAIN
2. Shareholder proposal to declassify the Board of Directors	☐	☐	☐

3. To vote in accordance with their best judgement upon such other matters as may properly come before the meeting or any adjournments thereof.

The undersigned acknowledges receipt of the 2009 Notice of Annual Meeting and Proxy Statement and revokes all prior proxies for said meeting.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________ Signature ____________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 pm Eastern Time the day prior to the annual meeting day.

PACIFIC FINANCIAL CORPORATION

INTERNET
http://www.proxyvoting.com/pflc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders:

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/pflc

42939